PROSPECTUS SUPPLEMENT NO. 2                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated June 12, 2000)         Registration Statement No. 333-36632

                                [SEMTECH LOGO]

          $400,000,000 4 1/2% Convertible Subordinated Notes Due 2007
                                      and
     4,735,970 Shares of Common Stock Issuable Upon Conversion of the Notes

                          ---------------------------

     The following information supplements information contained in our prospectus dated June 12, 2000, relating to the potential offer and sale from time to time by holders of the notes and the underlying shares of our common stock. See "Plan of Distribution" in our prospectus.

     This prospectus supplement may only be delivered or used in connection with our prospectus. This prospectus supplement is incorporated by reference into our prospectus. Our common stock is listed on The Nasdaq National Market under the symbol "SMTC."

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                   Prospectus Supplement dated June 26, 2000.

     We originally issued and sold the notes to Morgan Stanley & Co. Incorporated and Banc of America Securities LLC, as initial purchasers, in a transaction exempt from the registration requirements of the Securities Act.
The initial purchasers sold the convertible notes to persons reasonably believed by the initial purchasers to be qualified institutional buyers or other institutional accredited investors. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all the notes and common stock into which the notes are convertible.

                        _______________________________

     The following table supplements the information in our prospectus with respect to the selling holders and the principal amounts of notes and common stock they beneficially own that may be offered under our prospectus. The information is based on information provided by or on behalf of the selling holders. All information provided in this prospectus supplement is as of June 23, 2000.

     The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Thus, we cannot estimate the amount of the notes or the common stock that will be held by the selling holders upon termination of any sales. The column showing ownership after completion of the offering assumes that the selling holders will sell all of the securities offered by this prospectus. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information about their notes in transactions exempt from the registration requirements of the Securities Act. None of the selling holders has had any material relationship with us or our affiliates within the past three years. This table assumes that other holders of notes or any future transferee from any such holder do not beneficially own any common stock other than common stock into which the notes are convertible.

                                                                                                           Common Stock
                                                                                                           Beneficially Owned
                                                 Principal Amount of   Common Stock          Common        After Offering (2)
                                                 Notes Beneficially    Beneficially Owned     Stock        ------------------
Name and Address                                 Owned and Offered     Before Offering      Offered(1)     Amount       %
----------------                                 -----------------     ---------------      ----------     ------       -
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AIG SoundShore Opportunity Holding Fund             $   500,000                5,500          5,920          5,500     *
 Ltd.(3).....................................
c/o AIG International Management Company,
 Inc.
1281 East Main Street
Stamford, CT 06902

AIG SoundShore Strategic Holding Fund Ltd.(4)       $   500,000                3,000          5,920          3,000     *
c/o AIG International Management Company,
 Inc.
1281 East Main Street
Stamford, CT 06902

Capital Markets Transactions.................       $ 2,000,000                    0         23,680              0     *
270 Park Avenue
New York, NY  10017

Deutsche Bank Securities.....................       $88,377,000                    0      1,046,376              0    3.0%
12510 Avenue of the Americas
New York, NY 10020

Fidelity Financial Trust.....................       $ 8,500,000                    0        100,639              0     *
Fidelity Convertible Securities Fund
82 Devonshire Street, E20E
Boston, MA 02109

Granville Capital Corporation................       $ 4,500,000                    0         53,280              0     *
Curacao Corporation Company N.V.
Kaya Flamboyan 9
Willemstad, Curacao
Netherlands Antilles

                                                                                                                Common Stock
                                                                                                                 Beneficially
                                                                                                                    Owned
                                                 Principal Amount of   Common Stock           Common            After Offering (2)
                                                 Notes Beneficially    Beneficially Owned     Stock             --------------
Name and Address                                 Owned and Offered     Before Offering      Offered(1)          Amount     %
----------------                                 -----------------     ---------------      ----------          ------     -
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Robertson Stephens...........................       $     3,000,000              0               35,520              0     *
555 California Street, 24th Floor
San Francisco, CA 94104
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TOTAL........................................       $107,377,000.00          8,500            1,271,335          8,500    3.6%
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*    Less than 1%.
(1) Assumes conversion of all the holder's notes at a conversion price of $84.46 per share of common stock and resale of all shares of common stock offered hereby.
(2) Calculated based on Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934, as amended.
(3) This amount is in addition to the $3,250,000 recorded in the Prospectus dated June 12, 2000 bringing the total amount to $3,750,000.
(4) This amount is in addition to the $2,750,000 recorded in the Prospectus dated June 12, 2000 bringing the total amount to $3,250,000.

     The amount of notes held by the above-referenced securities holders and the amount held by the securities holders referenced in the Prospectus dated June 12, 200 and in all previously published Prospectus Supplements is $291,643,000.

     Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements or amendments to this prospectus, if necessary. In addition, the per share conversion price, and therefore the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment. As a result, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

     Our prospectus dated June 12, 2000, contained a misspelling of Zazove Hedge Fund Convertible Fund, L.P. (BS) and Zazove Income Fund, L.P. (BS) due to a typographical error. We hereby amend "Zagrove Hedge Convertible Fund, L.P.
(BS)" and "Zagrove Income Fund, L.P. (BS)" to read "Zazove Hedge Fund Convertible Fund, L.P. (BS)" and "Zazove Income Fund, L.P. (BS)" respectively.

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